EXHIBIT 99.1

SOUTHERN CROSS ACQUISITION II CORP. ANNOUNCES PRICING OF $75 MILLION INITIAL PUBLIC OFFERING

NEW YORK CITY, NY / ACCESS Newswire / August 25, 2026 / – Southern Cross Acquisition II Corp. (NASDAQ: SCATU) (“SCAT”) announced the pricing of its initial public offering (the “IPO”) of 7,500,000 units at $10.00 per unit. The units are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under “SCATU” beginning August 26, 2026. Each unit consists of one ordinary share, one redeemable warrant, and one right to receive one-fourth of one ordinary share upon consummation of an initial business combination. Each whole redeemable warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on Nasdaq under "SCAT," “SCATW,” and "SCATR," respectively.

D. Boral Capital LLC is acting as sole book-running manager of the offering. The underwriters have a 45-day option to purchase up to 1,125,000 additional units to cover any over-allotments.

The offering is expected to close on August 27, 2026, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-297331) for these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on August 25, 2026. The offering is made only by means of a prospectus. Copies of the prospectus may be obtained from D. Boral Capital LLC, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the registration statement can also be obtained by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or to buy, nor shall there be any sale where such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws.

About Southern Cross Acquisition II Corp.

SCAT is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. SCAT’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding SCAT’s IPO. These statements are subject to risks and uncertainties that could cause actual results to differ materially. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, beyond SCAT’s control, including those in the Risk Factors section of SCAT’s registration statement filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. SCAT disclaims any obligation to release publicly updates or revisions to any forward-looking statements to reflect any change in SCAT's expectations, except as required by law.

Contact

SOUTHERN CROSS ACQUISITION II CORP.

Ally Tong Zhang

Chief Executive Officer

allyz@southerncross.cc